Exhibit 28(e)17 under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit FF

to the

Distributor's Contract

Federated World Investment Series, Inc.

Federated Emerging Market Debt Fund

Institutional Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Federated World Investment Series, Inc. and Federated Securities Corp., Federated World Investment Series, Inc. executes and delivers this Exhibit on behalf of the Institutional Shares of Federated Emerging Market Debt Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2012.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ
Name: Thomas E. Territ
Title: President